                                                                    EXHIBIT 23.3

               LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

February 13, 2003

CVS Corporation
Woonsocket, Rhode Island

Board of Directors:

We acknowledge our awareness of the use of our reports dated October 25, 2002, July 26, 2002 and May 2, 2002, incorporated herein by reference related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such reports are not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG LLP
------------
Providence, Rhode Island